Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-1 of ProShares Trust II of our report dated February 28, 2024, except for the effects of the share splits of ProShares Short VIX Short-Term Futures ETF, ProShares UltraShort Bloomberg Natural Gas and ProShares UltraShort Yen, reverse share splits of ProShares Ultra Bloomberg Natural Gas, ProShares Ultra VIX Short-Term Futures ETF, ProShares UltraShort Silver, and ProShares VIX Short-Term Futures ETF as discussed in Note 8 and the effects of the restatement discussed in Note 1 to the financial statements and the matter described in the penultimate paragraph of Management’s Annual Report on Internal Control Over Financial Reporting, as to which the date is November 18, 2024 relating to the combined financial statements of ProShares Trust II, the individual financial statements of each of the individual funds comprising ProShares Trust II, the effectiveness of internal control over financial reporting of ProShares Trust II and the effectiveness of internal control over financial reporting of each of the individual funds comprising ProShares Trust II, which appears in ProShares Trust II’s Annual Report on Form 10-K/A for the year ended December 31, 2023. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Columbus, Ohio

February 13, 2025